Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectuses of Kura Oncology, Inc. for the registration of its common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our reports dated February 23, 2023, with respect to the financial statements of Kura Oncology, Inc., and the effectiveness of internal control over financial reporting of Kura Oncology, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

November 2, 2023